Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Atmos Energy Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward
Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, no par value per share	457(o)	—	—	$1,700,000,000	0.00015310	$260,270

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,700,000,000		$260,270

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$260,270

(1)
Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in Atmos Energy Corp.’s (the “Registrant”) registration statement on
Form S-3ASR
(File No. 333-283563) filed
on December 3, 2024 (the “Registration Statement”) in accordance with Rules 456(b) and 457(r) under the Securities Act.